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                                                                    Exhibit 11.1

                                RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE

                                                                              QUARTER                          NINE MONTHS
                                                                         ENDED SEPTEMBER 30                 ENDED SEPTEMBER 30
                                                                         ------------------                 ------------------
                                                                      2000              1999             2000              1999
                                                                      ----              ----             ----              ----
(In thousands, except per-share amounts and market prices)
Net income ....................................                    $  64,069         $  37,488         $ 184,527         $  99,935
Preferred stock dividend adjustment ...........                         (825)             (825)           (2,475)           (2,475)
                                                                   ---------         ---------         ---------         ---------
Adjusted net income ...........................                    $  63,244         $  36,663         $ 182,052         $  97,460

Average diluted stock options outstanding .....                      1,853.4           2,319.1           1,983.1           2,412.6
Average exercise price per share ..............                        31.82             27.94             30.76             27.99
Average market price per share - diluted basis                         62.42             48.32             51.55             45.49

Average common shares outstanding .............                       37,740            36,974            37,584            36,914
Increase in shares due to exercise of options -
 diluted basis ................................                          451               791               481               879

Adjusted shares outstanding - diluted .........                       38,191            37,765            38,065            37,793

Net income per share - basic ..................                    $    1.68         $    0.99         $    4.84         $    2.64
                                                                   =========         =========         =========         =========

Net income per share - diluted ................                    $    1.66         $    0.97         $    4.78         $    2.58
                                                                   =========         =========         =========         =========